Exhibit 99.1

GAP INC. REPORTS JANUARY AND FOURTH QUARTER SALES RESULTS

Guides to Fourth Quarter Earnings per Share Range of $0.65 to $0.66;
Delivers 2 Percent Comparable Sales Growth for Fiscal Year 2013

SAN FRANCISCO - February 6, 2014 - Gap Inc. (NYSE: GPS) today reported that comparable sales for January 2014 were up 1 percent versus an 8 percent increase last year. For the fourth quarter of fiscal year 2013, comparable sales increased 1 percent versus a 5 percent increase last year, marking the company’s eighth consecutive quarter of positive comparable sales growth.

Due to the 53rd week in fiscal year 2012, comparable sales for January 2014, the fourth quarter of fiscal year 2013, and fiscal year 2013, respectively, are compared to the four-week, 13-week, and 52-week periods ended February 2, 2013.

“We’re pleased to deliver a strong finish to the year, with another month and quarter of comp sales growth,” said Glenn Murphy, chairman and chief executive officer of Gap Inc.

January 2014 net sales for the four-week period ended February 1, 2014 were $899 million compared with net sales of $1.13 billion for the five-week period ended February 2, 2013. For the fourth quarter of fiscal year 2013, Gap Inc.’s net sales were $4.58 billion compared with $4.73 billion for the fourth quarter last year.

The company noted that fiscal year 2013 had 52 weeks compared with 53 weeks in fiscal year 2012. As a result, net sales for January 2014, the fourth quarter of fiscal year 2013, and fiscal year 2013 are negatively impacted by the loss of the 53rd week.

January Comparable Sales Results
Comparable sales by global brand for January 2014 were as follows:

•	Gap Global: positive 1 percent versus positive 4 percent last year

•	Banana Republic Global: negative 10 percent versus positive 9 percent last year

•	Old Navy Global: positive 4 percent versus positive 12 percent last year

Fourth Quarter Comparable Sales Results
Comparable sales by global brand for the fourth quarter of fiscal year 2013 were as follows:

•	Gap Global: positive 1 percent versus positive 2 percent last year

•	Banana Republic Global: negative 3 percent versus positive 3 percent last year

•	Old Navy Global: flat versus positive 8 percent last year

Fourth Quarter Guidance
The company announced diluted earnings per share guidance for the fourth quarter of fiscal year 2013 in the range of $0.65 to $0.66, representing full-year fiscal 2013 earnings per share growth in the mid-to-high teens, on top of 49 percent full-year earnings per share growth in fiscal 2012.

Fiscal Year 2013 Sales Results
Net sales were $16.15 billion for the 52 weeks ended February 1, 2014 compared with net sales of $15.65 billion for the 53 weeks ended February 2, 2013. The company’s comparable sales for fiscal year 2013 increased 2 percent compared with a 5 percent increase last year.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on February 6, 2014 and available for replay until 1:00 p.m. Pacific Time on February 14, 2014.

Fourth Quarter Earnings
Gap Inc. will release its fourth quarter earnings results via press release on February 27, 2014 at 1:00 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s fourth quarter results during a live conference call and webcast on February 27, 2014 at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 1733048). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

February Sales
The company will report February sales on March 6, 2014.

Forward Looking Statements
This press release and related recording contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	Earnings per share for the fourth quarter and full fiscal year 2013;

•	Merchandise margins and SG&A for the fourth quarter of fiscal year 2013.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of February 6, 2014. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2013 net sales were $16.1 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 350 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
press@gap.com